Exhibit 10.1
Internal Segue Confidential

TO:	Douglas Zaccaro

FROM:	Joseph K. Krivickas, President & CEO

DATED:	August 10, 2005

RE:	Terms & Conditions
The following confirms the terms and conditions of your transfer into your new role:
•	Effective date is August 15, 2005.

•	Your title is Senior Vice President & Treasurer, reporting to Michael Sullivan.

•	Salary and bonus plan remain as per your current compensation plan.

•	Both parties agree that a two (2) month separation notice must be given prior to termination (other than by the Company for cause).

•	In lieu of triggering an Officer separation package due to this transfer, Segue guarantees your employment for a twelve month period from August 15, 2005, subject to termination only for cause. Cause is defined as committing of a crime, material and repeated failure to carry out your assigned duties following written notice of such failures, or adjudicated acts of dishonesty. If anytime during the 12 month guaranteed employment period (August 15, 2005 – August 15, 2006), your employment is terminated not for cause, then the normal Officer separation package would occur. After the twelve month guaranteed employment period expires, if your employment is terminated without cause, you would be eligible to receive at Segue’s option, either (1) six (6) mos. severance under the Officer separation package terms, or (2) an agreement to provide consulting services to Segue on an “as needed” basis (not to exceed 1,000 hours) for a 12 month period at a rate of 50% of your base pay. The said amounts shall be paid in periodic installments in accordance with the Company’s usual practice for its Executives and would be contingent upon signing a standard release of claims.

•	If a Change-In-Control occurs during any of the guaranteed employment period and termination of Executive’s employment as SVP & Treasurer, as defined (“double trigger”), said Executive receives one year of base salary plus benefits and full vesting of stock options.

•	You understand and agree that you remain bound by Segue’s Employee Agreement.
All details as listed above are pending approval by Segue’s Board of Directors Compensation Committee.

/s/ Joseph K. Krivickas
Joseph K. Krivickas

Accepted by:

/s/ Douglas Zaccaro
Douglas Zaccaro